EarthFirst Technologies, Inc. Announces Investment Funding with Laurus Funds

TAMPA, FL--(BUSINESS WIRE)—April 6, 2005--EarthFirst Technologies, Inc. (OTCBB:EFTI) announced today the closing of senior credit facilities aggregating up to eight million dollars. Detailed information regarding the structure of the funding is included in the Company’s Form 8-K filing. The investor is New York based Laurus Master Fund, LTD, an institutional fund that specializes in direct investments to growing, small and micro-cap companies. The initial funding under the facility was approximately $6.6 million. New York based Oppenheimer and Company acted as a financial advisor to the Company in the placement of these facilities. Sichenzia Ross Friedman Ference LLP, http://www.srff.com, represented EarthFirst in connection with this financing.

The Company plans to utilize approximately 50 percent of the facility to satisfy Plan of Reorganization obligations of its subsidiary, Electric Machinery Enterprises, Inc. The remaining funds will be used for growth and working capital.

EarthFirst Technologies, Incorporated http://www.earthfirsttech.com, is dedicated to producing environmentally superior products from carbon-rich solid and liquid materials currently considered wastes. The Company has conducted more than five years of extensive development on advanced technologies to achieve this goal. Through its subsidiary Electric Machinery Enterprises, Inc., http://www.e-m-e.com , the Company provides electrical contracting services both as a prime contractor and as a subcontractor, electrical support for industrial and commercial buildings, power generation stations, and water and sewage plants in the US and abroad.

Contact:
EarthFirst Technologies, Inc., 2515 E Hanna Ave, Tampa FL 33610
Beverly Mercer 813-238-5010 ext 401

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statement of EFTI officials are “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “anticipates,” “intends,” “plans,” “expects,” and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future EFTI actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and EFTI has no specific intention to update these statements.